Exhibit 10 (m)
MARKETING SERVICES AGREEMENT

THIS MARKETING SERVICES AGREEMENT is made as of March 14, 2006 between DNB FIRST, NATIONAL ASSOCIATION, a national banking association with an address at 4 Brandywine Avenue, Downingtown, PA 19335 (“DNB”) and TSG, INC., a Pennsylvania business corporation with an address at P.O. Box 156, 1212 Scott Road, Unionville, PA 19375 (“Service Provider”).

Background:

A. DNB does not presently have sufficient staff to provide all of the “Marketing Services” referred to below for itself.

B. Eli Silberman, the principal of Service Provider, is uniquely situated to assist DNB with the Marketing Services because of his marketing industry knowledge and experience, and his knowledge of DNB.

In consideration of the premises and mutual obligations contained herein, and intending to be legally bound, the parties hereto agree as follows:

1. Marketing Services. Service Provider shall consult with and assist DNB in the execution of its branding strategy for the purpose of successfully differentiating DNB’s products and services. To achieve that goal, Service Provider shall provide the following services:

(a) Consult with and assist DNB’s management in establishing strategies for branding based on the 2005 Branding study.

(b) Assist DNB with marketing, public relations and customer relations strategies to provide a clear and consistent brand positioning message to its customers and prospects.

(c) Assist DNB Management with creative supervision and copywriting as needed for all advertising and communications including, but not limited to, the Annual Report.

The foregoing services shall produce the deliverables, and be consistent with, the documented discussions DNB and Service Provider have had to date, and shall be subject to such performance measures for each stage of performance as the parties shall identify prior to commencement of each stage of services. The foregoing are sometimes referred to in this Agreement as the “Marketing Services.” The Marketing Services shall be provided within such deadlines as the parties may mutually agree from time to time, but shall in all events be consistent with DNB’s marketing requirements.

2. Compensation. In consideration for Service Provider rendering the Marketing Services, DNB shall (i) reimburse Service Provider its reasonable out-of-pocket expenses in providing the Marketing Services. All such expenses are subject to prior approval by DNB’s Retail Banking Division’s Executive Vice President; and (ii) pay Service Provider a monthly retainer of $5,000.00 per month for each calendar month in 2006.

3. Regulatory Compliance. This Agreement shall in all events be subject to all applicable banking laws and regulations. The performance of Marketing Services by the Service Provider is subject to examination oversight by DNB’s applicable banking regulators. Without limiting the foregoing, the provision of Marketing Services and the payment of compensation therefor shall be on terms and at compensation rates that are substantially the same, or at least as favorable to DNB, as those available to DNB for comparable services from other nonaffiliated service providers. The parties agree to modify this Agreement and the compensation payable hereunder from time to time to conform to any applicable regulatory requirements. Service Provider shall each be subject to examination by DNB’s regulators to the extent deemed appropriate or necessary by such regulators in connection with this Agreement.

4. Intellectual Property. Any work product and intellectual property, such as DNB’s name, logo, trademark, and copyrighted material, shall be the sole property of DNB.

5. Confidentiality; Preservation and Disposition of Confidential Information. All information relating to DNB, including without limitation relating to its products, services, methods, branding and other business strategies, product designs, and customers and consumers, and all information relating to any DNB customers or consumers, shall be confidential (collectively “Confidential Information”) and shall not be disclosed by Service Provider to any third party without DNB’s prior written consent. Service Provider shall, consistent with DNB’s policies and procedures and laws and regulations applicable to DNB: (a) establish policies, safeguards, methods and procedures to ensure the confidentiality of Confidential Information; (b) establish policies, safeguards, methods and procedures for disposing of Confidential Information; (c) establish policies, safeguards, methods, and procedures consistent with DNB policies and procedures and the laws and regulations applicable to DNB to assure, to DNB’ s reasonable satisfaction, that no third party will gain unauthorized access to any Confidential Information; and (d) upon completion of the engagement for Marketing Services, take such steps as DNB may request to turn over to DNB or destroy all Confidential Information.

6. Business Resumption and Contingency Plans. Service Provider shall be responsible for backing up and otherwise protecting all program and data files of Service Provider relating to DNB and the Marketing Services, for protecting any equipment used in providing the Marketing Services, and for maintaining disaster recovery and contingency plans reasonably acceptable to DNB, including plans and procedures for testing of those plans and providing results to DNB when requested.

7. Termination. This Agreement will expire on December 31, 2006; however, either party may terminate this Agreement prior to such date by written notice of termination upon sixty (60) days written notice. Upon such termination, the parties’ relative rights and obligations shall be governed by this Agreement and applicable law, but notwithstanding any termination, the provisions of Sections 3,4 and 5 of this Agreement shall survive and continue to bind both parties.

8. Authorization. Service Provider and DNB each respectively represents and warrants, one to the other, that this Agreement has been duly authorized by their respective boards of directors and that a copy of this Agreement, fully executed, shall be continuously maintained hereafter as a part of its corporate records.

9. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties.

10. Entire Agreement. This agreement embodies the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior written or oral commitments, arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth herein or therein.

11. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

12. Governing Law. This Agreement shall be governed by the internal laws of the Commonwealth of Pennsylvania (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance, except to the extent such laws are pre-empted by applicable federal laws or regulations.

13. Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law, which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

14. Amendments. This Agreement may not be changed, modified or amended except by written agreement signed by all parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

DNB FIRST, NATIONAL ASSOCIATION By:___________________________ William J. Hieb, President	TSG, INC. By:___________________________ President